Exhibit 4.45
Supplementary Agreement No. 2 to the Call Option Agreement
This Supplementary Agreement (this “Agreement”) is made by and among the following parties in Beijing on May 27, 2010:
Party A: AirMedia Technology (Beijing) Co., Ltd.
Party B: Guo Man, Xu Qing
Party C: Beijing AirMedia UC Advertising Co., Ltd.
WHEREAS:
(1)	Party A, Party B, Party C and Wang Zhenyu have entered into a certain call option agreement dated January 1, 2007 (“Original Agreement”), whereby Party A agreed to purchase, and Party B and Wang Zhenyu agreed to sell, the equity of Party C respectively owned by each of them; and Party A, Party B and Party C have entered into a certain supplement to the Original Agreement dated November 2008 (“Original Supplementary Agreement”), whereby certain amendments were made in respect of the equity percentage of Party C that Party A is entitled to purchase from Party B;
(2)	With prior consent of Party A, the registered capital of Party C has been increased t o RMB80 million as of January 5, 2010; and
(3)	Upon completion of the registered capital increase by Party C, the shareholding percentages of Guo Man, Xu Qing and Party C are changed to 1.035%, 0.215% and 98.75%, respectively.
NOW, THEREFORE, after friendly negotiations, Parties A, B and C agree to amend the Original Supplementary Agreement, and intend to be bound, as follows:
1. Guo Man agrees to grant Party A the option to purchase up to 1.035% equity interest in Party C under the conditions provided under the Original Agreement, and Xu Qing agrees to grant Party A the option to purchase up to 0.215% equity interest in Party C under the conditions provided under the Original Agreement.
2. The equity transfer agreement with Wang Zhenyu as the transferor, which is attached to the Original Agreement as Schedule I, is deleted.
3. Upon effectiveness of this Agreement, in case there are any differences in terms between the Original Agreement and this Agreement, this Agreement shall prevail; terms absent from this Agreement shall be governed by the Original Agreement and/or the Original Supplementary Agreement.
4. This Agreement is effective upon the signature and/or stamp of common seal by all parties to this Agreement. This Agreement shall be signed in six counterparts, two of which shall be kept by each of Party A, Party B and Party C. Each copy shall have the same legal effect.
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(Signature page)
Party A: AirMedia Technology (Beijing) Co., Ltd.
Common seal: AirMedia Technology (Beijing) Co., Ltd. (Seal)
Party B:
By: /s/ Guo Man
By: /s/ Xu Qing
Party C: Beijing AirMedia UC Advertising Co., Ltd.
Common seal: Beijing AirMedia UC Advertising Co., Ltd. (Seal)

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